Exhibit 2.5

Asset Purchase Agreement

THIS AGREEMENT is made on August 21, 2023 between Critical Minerals Corp., a Delaware corporation, with its principal place of business at 240 Crandon Blvd. Suite 263, Key Biscayne, Florida, 33149 (hereinafter the “Seller”), and Key Mining Corp., a Delaware corporation, with offices at 260 Crandon Blvd. Suite 32 #82, Key Biscayne, Florida, 33149 (hereinafter the “Buyer”).

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase of Asset. The Seller hereby sells to the Buyer and the Buyer hereby purchases from the Seller, on the terms and conditions set forth in this Agreement, the Crystal Mountain Colorado Pegmatite Project (the “Project” or the “Asset”). An executive summary of the Project and list of unpatented mining claims comprising the Project is set forth in Appendix A attached to this Agreement. For the avoidance of doubt, the purchase and sale transaction provided for herein is limited to the Asset specifically described in this Agreement and Appendix A hereto.

2. Purchase Price. As full consideration for the purchase of the Asset, the Buyer shall:

(i) Pay to the Seller (by wire transfer of immediately available funds to an account designated by the Seller) $125,000 in cash by not later than August 31, 2023;

(ii) pay (by wire transfer of immediately available funds to the applicable account designated by the Seller for each obligee designated below) the following obligations of the Seller: (x) $15,000 to KJH Mining LLC; (y) $7,500 to John P. Ryan; and (z) $35,000 to Gold Express Mines, Inc.;

(iii) Issue to the Seller, an option to purchase five hundred thousand (500,000) shares of the Buyer’s common stock at a purchase price of $1.25 per share (or an aggregate purchase price of $625,000), with such option being exercisable during the period beginning August 21, 2023 and ending 11:59:59 p.m. (Eastern Time) on August 21, 2028.

(iv) Issue to the Seller, an option to purchase five hundred thousand (500,000) shares of the Buyer’s common stock at a purchase price of $2.50 per share (or an aggregate purchase price of $1,250,000), with such option being exercisable during the period beginning August 21, 2023 and ending 11:59:59 p.m. (Eastern Time) on August 21, 2028.

(v) Issue to KJH Mining LLC, an option to purchase fifty thousand (50,000) shares of the Buyer’s common stock at a purchase price of $1.35 per share (or an aggregate purchase price of $67,500), with such option being exercisable during the period beginning August 21, 2023 and ending 11:59:59 p.m. (Eastern Time) on August 21, 2026. Upon issuance, such option shall be delivered to KJH Mining LLC at the following address:

4881 E. Shoreline Drive, Post Falls, ID 83854, U.S.A.

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3. Certain Deliveries and Post-Closing Actions. Within thirty (30) days after the date of this Agreement, the Seller shall file one or more (as necessary or appropriate in the reasonable determination of the parties hereto) quitclaim deeds transferring ownership all existing mining claims comprising the Project from the Seller to the Buyer. The Seller shall file such deed with the County Recorder in Larimer County, Colorado and shall also transfer (using an appropriate instrument of transfer as the parties hereto shall reasonably determine) the ownership of such claims from the Seller to the Buyer with the United States Bureau of Land Management main office located in Lakewood, Colorado, or such other office as the parties hereto may mutually agree. All unpatented claim fees due and outstanding on or before September 1, 2023 shall be paid by the Buyer as will all recording fees and other transfer costs.

4. Representations and Warranties of Seller. The Seller hereby represents and warrants to the Buyer, and covenants to the Buyer, as follows:

(a) Right to Sell. The Seller is the sole owner of the Asset with full right to sell or dispose of it as Seller may choose. No other person or entity has any claim, right, title, interest, or lien, in, to, or on the Asset.

(b) Obligations Disclosed. The Seller has no undischarged obligations other than those listed above in item (ii) of Section 2 hereof affecting the Asset being sold under this Agreement.

(c) No Liens. There are no liens or security interests against the Asset being transferred hereby.

(d) Consents. No consent from or other approval of a governmental entity, or any other person or entity, is necessary in connection with (x) the execution of the Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby, or (y) the operation of the Asset by the Buyer in the manner such operation has been previously conducted by the Seller. The independent members of the Board of Directors of the Seller have approved the sale and this agreement.

(e) Licenses, Permits and Consents. There are no licenses, permits or consents currently required by the Seller for the consummation of the sale of Asset or the execution of this Agreement.

(f) Litigation. There are no actions, suits, proceedings, or investigations pending, or, to the knowledge of the Seller, threatened, against or involving the Seller or brought by the Seller or affecting the Asset, including any of the claims comprising the Asset, at law or in equity or admiralty or before or by any federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, domestic or foreign.

(g) Compliance with Laws. To the best of its knowledge, the Seller has complied with and is operating its business (including with respect to the Asset) in compliance with all laws, regulations, and orders applicable to the business conducted by it (including with respect to the Asset), and the present uses by the Seller of the Asset, including any of the claims comprising the Asset, do not violate any such laws, regulations, and orders. The Seller has no knowledge of any material present or future expenditures that will be required with respect to the Asset, including any of the claims comprising the Asset, with the exception of BLM annual fees, to achieve compliance with any present statute, law, or regulation, including those relating to the environment or occupational health and safety.

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(h) Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any certificate or other instrument furnished or to be furnished to the Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact that is necessary in order to make the statements contained therein not misleading.

(i) Environmental. To the best of the knowledge of the Seller, there presently is not, nor ever has been, any dumping or storage of toxic, Superfund, or hazardous wastes on the premises. The Seller is not aware nor has Seller been notified by any private parties or government agencies of any environmental or reclamation requirements or responsibilities with respect to the properties.

5. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Seller, and covenants to the Seller, as follows:

(a) Valid Options. The options to be issued by the Buyer hereunder are validly issued and properly approved by the Board of Directors of the Buyer and the underlying shares to be issued upon exercise shall be issued pursuant to a validly existing exemption from registration.

(b) Due Authorization. The transaction contemplated by this agreement has been approved by the Independent Members of the Board of Directors of the Buyer.

6. Appendices. The Appendices and other documents attached or referred to in this Agreement are an integral part of this Agreement.

7. Entire Agreement. This Agreement constitutes the sole and only agreement between the Buyer and the Seller respecting the matters contemplated hereby (including the purchase and sale of the Asset). This Agreement correctly sets forth the obligations of the Buyer and the Seller to each other as of its date with respect to the matters contemplated hereby (including the purchase and sale of the Asset). Any additional agreements or representations respecting the matters contemplated hereby (including the purchase and sale of the Asset) not expressly set forth in this Agreement are null and void, unless otherwise required by law. Both parties hereto agree to waive rights as to any conflicting laws which may nullify this Agreement to the full extent allowable by law.

8. Conditions Precedent of the Buyer’s Obligations. The obligations of the Buyer hereunder are subject to the conditions that on or prior to the closing date:

(i) Representations and Warranties True at Closing. The representations and warranties of the Seller contained in the Agreement or any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the closing date as though such representations and warranties were made at and as of such date, except if such representations and warranties were made as of a specified date and such representations and warranties shall be true as of such date.

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(ii) The Seller’s Compliance with this Agreement. The Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the closing of the Agreement.

(iii) No Adverse Change. There shall have been between the purchase date and the closing date no material adverse change in the purchased Asset.

9. Arbitration. In the event the parties hereto are not able to resolve any dispute between them arising out of or concerning this Agreement, or any provisions hereof, whether in contract, tort, or otherwise at law or in equity for damages or any other relief, then such dispute shall be resolved only by final and binding arbitration pursuant to the Federal Arbitration Act and in accordance with the American Arbitration Association rules then in effect, conducted by a single neutral arbitrator and administered by the American Arbitration Association in a location mutually agreed upon by the parties hereto. The arbitrator’s award shall be final, and judgment may be entered upon it in any court having jurisdiction. In the event that any legal or equitable action, proceeding or arbitration arises out of or concerns this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorney’s fees. The parties hereto agree to arbitrate all disputes and claims in regards to this Agreement or any disputes arising as a result of this Agreement, whether directly or indirectly, including Tort claims that are a result of this Agreement. The parties hereto agree that the Federal Arbitration Act governs the interpretation and enforcement of this provision. The entire dispute, including the scope and enforceability of this arbitration provision shall be determined by the Arbitrator. This arbitration provision shall survive the termination of this Agreement.

10. Costs and Expenses. Except as expressly provided to the contrary in this Agreement, each party hereto shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto.

11. Miscellaneous Provisions.

(a) Applicable Law. This Agreement shall be construed under and in accordance with the laws of the State of Florida.

(b) Parties Bound. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(c) Legal Construction. This Agreement shall be construed as to effectuate the intended purpose of the Agreement. In the event any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, this Agreement shall be modified to otherwise effectuate the sale under the original intentions of the parties hereto. This may include striking the invalid, illegal, or unenforceable provision as if they had never been contained in this Agreement, or modifying the invalid, illegal or unenforceable provisions to make them compliant without modifying the original purpose of the parties hereto.

(d) Amendments. This Agreement may be amended by the parties hereto only by a written agreement.

(e) Attorneys’ Fees. Should any arbitration or litigation be commenced between the parties to this Agreement concerning the rights and duties of either such party in relation to the Business or this Agreement, the prevailing party in the arbitration or litigation shall be entitled to (in addition to any other relief that may be granted) a reasonable sum and attorneys’ fees in the arbitration or litigation, which sum shall be determined by the court or other person presiding in the arbitration or litigation or in a separate action brought for that purpose.

(f) Signatories. This Agreement shall be executed on behalf of Key Mining Corp. by John Ryan and on behalf of Critical Minerals Corp. by Sarah Cuddy. The Agreement shall be effective as of the date first written above.

[The remainder of this page is intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

The Seller:

CRITICAL MINERALS CORP.

By:	/s/ Sarah Cuddy
Sarah Cuddy, Corporate Secretary

The Buyer:

KEY MINING CORP.

By:	/s/ John Ryan
John Ryan, Vice President of Corporate Affairs

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Appendix A

Project Summary and Claims List

(a)	Crystal Mountain Colorado Pegmatite Project Executive Summary

The Seller owns 100% of the Crystal Mountain pegmatite project consisting of 64 unpatented lode mining claims located in the Fort Collins area in Larimer County, Colorado. The claims were transferred to the Seller via quitclaim deed and have been recorded with the BLM.

This is an area which has the potential for lithium pegmatite deposits. While much of the area is untested by drilling, there are five known pegmatite prospects on private or Colorado state property: the Crystal Silica mine, Tantalum prospect, Sherwood Place prospect, Wisdom Ranch prospect and the Big Boulder pegmatite.

Pegmatites can have a complex composition, with numerous unusual minerals and rare elements. They are mined for lithium, beryllium, boron, fluorine, tin, tantalum, niobium, rare earth elements, uranium, and other valuable commodities including mica, feldspar and phosphate. Globally, pegmatites have become a primary source of lithium either as spodumene, lithiophyllite and often from lepidolite.

The Crystal Mountain pegmatite field is found within high-grade Proterozoic metamorphic schists and quartzite (reminiscent of the Idaho Springs Formation). Of the mapped pegmatites, some of them contain spodumene or lepidolite which indicates they are a potential lithium source.

In light of the continued demand for lithium and other rare minerals, and the urgent need for USA domestic sources of these materials, positive exploration results from these properties has a high potential to add significant value to the owner of these properties.

The annual BLM maintenance fees for the Crystal Mountain claims are approximately $11,000. If warranted, there is a possibility of expanding the Project area in the future through additional staking.

(b)	Crystal Mountain Colorado Pegmatite Project Claims List

[Set forth immediately following this page.]

HPG CLAIMS

DOUBLE-CHECKED - COUNTY		CLAIM NAME	DATE OF LOCATION	DATE FILED - COUNTY	COUNTY SERIAL #	BLM SERIAL	BLM COUNT
x	1	HPG 19	4/7/23	6/29/23	20230027165	CO10630272	1
x	2	HPG 20	4/7/23	6/29/23	20230027166	CO10631272	2
x	3	HPG 27	4/7/23	6/29/23	20230027167	CO10632272	3
x	4	HPG 28	4/7/23	6/29/23	20230027168	CO10633272	4
x	5	HPG 35	4/7/23	6/29/23	20230027169		
x	6	HPG 36	4/7/23	6/29/23	20230027170	CO10630272	5
x	7	HPG 37	4/7/23	6/29/23	20230027181	CO10630272	6
x	8	HPG 38	4/7/23	6/29/23	20230027161	CO10630272	7
x	9	HPG 39	4/6/23	6/29/23	20230027129	CO10630273	8
x	10	HPG 40	4/6/23	6/29/23	20230027130	CO10630273	9
x	11	HPG 46	4/7/23	6/29/23	20230027180	CO10630273	10
x	12	HPG 47	4/7/23	6/29/23	20230027162	CO10630273	11
x	13	HPG 48	4/7/23	6/29/23	20230027163		
x	14	HPG 49	4/7/23	6/29/23	20230027164	CO10630273	12
x	15	HPG 50	4/6/23	6/29/23	20230027131	CO10630273	13
x	16	HPG 51	4/6/23	6/29/23	20230027132	CO10630273	14
x	17	HPG 55	4/7/23	6/29/23	20230027172	CO10630273	15
x	18	HPG 56	4/7/23	6/29/23	20230027173		
x	19	HPG 57	4/7/23	6/29/23	20230027197	CO10630273	16
x	20	HPG 58	4/7/23	6/29/23	20230027174	CO10630273	17
x	21	HPG 59	4/7/23	6/29/23	20230027175	CO10630274	18
x	22	HPG 60	4/6/23	6/29/23	20230027133	CO10630274	19
x	23	HPG 61	4/6/23	6/29/23	20230027134	CO10630274	20
x	24	HPG 65	4/7/23	6/29/23	20230027176	CO10630274	21
x	25	HPG 66	4/7/23	6/29/23	20230027177	CO10630274	22
x	26	HPG 67	4/7/23	6/29/23	20230027196	CO10630274	23
x	27	HPG 68	4/7/23	6/29/23	20230027178		
x	28	HPG 69	4/7/23	6/29/23	20230027179	CO10630274	24
x	29	HPG 70	4/6/23	6/29/23	20230027135		
x	30	HPG 71	4/6/23	6/29/23	20230027136	CO10630274	25
x	31	HPG 75	4/7/23	6/29/23	20230027171	CO10630274	26
x	32	HPG 76	4/7/23	6/29/23	20230027152	CO10630274	27
x	33	HPG 78	4/8/23	6/29/23	20230027189	CO10630275	28
x	34	HPG 79	4/8/23	6/29/23	20230027190	CO10630275	29
x	35	HPG 80	4/6/23	6/29/23	20230027145	CO10630275	30
x	36	HPG 81	4/6/23	6/29/23	20230027146	CO10630275	31
x	37	HPG 85	4/7/23	6/29/23	20230027160	CO10630275	32
x	38	HPG 86	4/7/23	6/29/23	20230027159	CO10630275	33
x	39	HPG 87	4/7/23	6/29/23	20230027158	CO10630275	34
x	40	HPG 88	4/8/23	6/29/23	20230027194	CO10630275	35
x	41	HPG 89	4/8/23	6/29/23	20230027193	CO10630275	36
x	42	HPG 90	4/6/23	6/29/23	20230027144	CO10630275	37
x	43	HPG 91	4/9/23	6/29/23	20230027195	CO10630276	38
x	44	HPG 92	4/7/23	6/29/23	20230027157	CO10630276	39
x	45	HPG 93	4/7/23	6/29/23	20230027155	CO10630276	40
x	46	HPG 94	4/7/23	6/29/23	20230027156	CO10630276	41
x	47	HPG 95	4/8/23	6/29/23	20230027192	CO10630276	42
x	48	HPG 96	4/8/23	6/29/23	20230027191	CO10630276	43
x	49	HPG 97	4/6/23	6/29/23	20230027143	CO10630276	44
x	50	HPG 98	4/6/23	6/29/23	20230027142	CO10630276	45
x	51	HPG 99	4/7/23	6/29/23	20230027153	CO10630276	46
x	52	HPG 100	4/7/23	6/29/23	20230027154	CO10630276	47
x	53	HPG 101	4/8/23	6/29/23	20230027184	CO10630277	48
x	54	HPG 102	4/8/23	6/29/23	20230027185	CO10630277	49
x	55	HPG 103	4/6/23	6/29/23	20230027141	CO10630277	50
x	56	HPG 104	4/6/23	6/29/23	20230027140	CO10630277	51
x	57	HPG 105	4/8/23	6/29/23	20230027186	CO10630277	52
x	58	HPG 106	4/6/23	6/29/23	20230027139	CO10630277	53
x	59	HPG 107	4/6/23	6/29/23	20230027138	CO10630277	54
x	60	HPG 108	4/6/23	6/29/23	20230027137	CO10630277	55
x	61	HPG 109	4/8/23	6/29/23	20230027188	CO10630277	56
x	62	HPG 110	4/8/23	6/29/23	20230027187	CO10630277	57
x	63	HPG 111	4/6/23	6/29/23	20230027147	CO10630278	58
x	64	HPG 112	4/6/23	6/29/23	20230027148	CO10630278	59
x	65	HPG 113	4/8/23	6/29/23	20230027182	CO10630278	60
x	66	HPG 114	4/6/23	6/29/23	20230027149	CO10630278	61
x	67	HPG 115	4/6/23	6/29/23	20230027150	CO10630278	62
x	68	HPG 116	4/8/23	6/29/23	20230027183	CO10630278	63
x	69	HPG 117	4/6/23	6/29/23	20230027151	CO10630278	64